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Allied Healthcare Products, Inc.

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October 6, 2014

To our shareholders:

Domestic medical equipment markets began to weaken with the 2008 recession and have continued their downturn, evidenced by a fiscal 2014 slump of more than 30 percent in the domestic construction market. As a result, Allied Healthcare Products domestic sales in fiscal 2014 were depressed.

International sales also fell. The world area hit hardest was Europe, where our sales dropped by more than 50 percent. Russia caused almost all that decline as it dramatically cut spending on medical infrastructure during 2013 and 2014.

The result is that Allied sales for fiscal 2014 declined almost 6 percent, from about $38.6 million to about $36.4 million. That caused Allied to record a net loss for the year of $2.8 million, or a negative 35 cents per basic and diluted share. In the prior year, Allied had a loss of almost $1.3 million, for a negative 16 cents per basic and diluted share.

Here are challenges and opportunities we see for 2015.

-	We believe that our growth products of recent years – carbon dioxide absorbents used in surgical procedures – will continue to increase sales domestically and in international markets in 2015 as their favorable pricing and performance become better known.

-	In 2015, a new Allied product – the AHP300 Ventilator – will advance beyond its initial launch. Designed for everyday transport or evacuation of ventilator patients from extreme environments, the AHP300 is unique in offering broad capabilities, ease of use, rugged construction and low cost of ownership. Early feedback has been positive.

-	We believe domestic markets will continue to be sluggish. However, Allied should benefit from a 2014 imbalance in orders vs. sales. In 2015, unfilled 2014 orders will be recorded as sales.

-	In response to the market slump, we were forced to reduce our workforce in 2014. Those cost savings will be fully realized in fiscal 2015. Also, Allied incurred significant legal expenses from a competitor’s lawsuit in 2014. That action is substantially completed, and our legal expenses for 2015 should be reduced accordingly.

We thank Allied shareholders for their support.

Sincerely,

/s/ Earl R. Refsland	/s/ John D. Weil

Earl R. Refsland	John D. Weil
President and Chief Executive Officer